SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13D

Under the Securities Exchange Act of 1934
(Amendment No. 36)*

Icahn Enterprises L.P.
(Name of Issuer)

Depositary Units Representing Limited Partner Interests
(Title of Class of Securities)

029169 10 9
(CUSIP Number)

Keith Schaitkin
General Counsel
Icahn Associates Corp.
767 Fifth Avenue, 47th Floor
New York, New York 10153
(212) 702-4300
(Name, Address and Telephone Number of Person Authorized to
Receive Notices and Communications)

December 13, 2013
(Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because Section 240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box / /.

NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Section 240.13d-7(b) for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

SCHEDULE 13D

CUSIP No. 029169 10 9

1           NAME OF REPORTING PERSON
Barberry Corp.

2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)           /x/
(b)           / /

3           SEC USE ONLY

4           SOURCE OF FUNDS
Not applicable.

5           CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
           ITEMS 2(d) or 2(e)                                 / /

6           CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

7           SOLE VOTING POWER
3,453,947

8           SHARED VOTING POWER
10,792,491

9           SOLE DISPOSITIVE POWER
3,453,947

10           SHARED DISPOSITIVE POWER
10,792,491

11           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
14,246,438

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	/ /

13           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
12.29%

14           TYPE OF REPORTING PERSON
                      CO

SCHEDULE 13D

CUSIP No. 029169 10 9

1           NAME OF REPORTING PERSON
Caboose Holding LLC

2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)           /x/
(b)           / /

3           SEC USE ONLY

4           SOURCE OF FUNDS
Not applicable.

5           CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
           ITEMS 2(d) or 2(e)                                           / /

6           CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

7           SOLE VOTING POWER
3,482,165

8           SHARED VOTING POWER
0

9           SOLE DISPOSITIVE POWER
3,482,165

10           SHARED DISPOSITIVE POWER
0

11           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
3,482,165

12           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
           SHARES                      / /

13           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
3.00%

14           TYPE OF REPORTING PERSON
OO

SCHEDULE 13D

CUSIP No. 029169 10 9

1           NAME OF REPORTING PERSON
CCI Offshore LLC

2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)           /x/
(b)           / /

3           SEC USE ONLY

4           SOURCE OF FUNDS
Not applicable.

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) / /

6           CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

7           SOLE VOTING POWER
2,150,067

8           SHARED VOTING POWER
0

9           SOLE DISPOSITIVE POWER
2,150,067

10           SHARED DISPOSITIVE POWER
0

11           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
2,150,067

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	/ /

13           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
1.86%

14           TYPE OF REPORTING PERSON
OO

SCHEDULE 13D

CUSIP No. 029169 10 9

1.           NAME OF REPORTING PERSON
CCI Onshore LLC

2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)           /x/
(b)           / /

3           SEC USE ONLY

4           SOURCE OF FUNDS
Not applicable.

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) / /

6           CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

7           SOLE VOTING POWER
17,091,231

8           SHARED VOTING POWER
0

9           SOLE DISPOSITIVE POWER
17,091,231

10           SHARED DISPOSITIVE POWER
0

11           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
17,091,231

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	/ /

13           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
14.75%

14           TYPE OF REPORTING PERSON
OO

SCHEDULE 13D

CUSIP No. 029169 10 9

1           NAME OF REPORTING PERSON
Gascon Partners

2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)           /x/
(b)           / /

3           SEC USE ONLY

4           SOURCE OF FUNDS
Not applicable.

5           CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
           ITEMS 2(d) or 2(e)                                 / /

6           CITIZENSHIP OR PLACE OF ORGANIZATION
New York

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

7           SOLE VOTING POWER
14,981,340

8           SHARED VOTING POWER
0

9           SOLE DISPOSITIVE POWER
14,981,340

10           SHARED DISPOSITIVE POWER
0

11           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
14,981,340

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	/ /

13           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
12.93%

14           TYPE OF REPORTING PERSON
PN

SCHEDULE 13D

CUSIP No. 029169 10 9

1           NAME OF REPORTING PERSON
High Coast Limited Partnership

2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)           /x/
(b)           / /

3           SEC USE ONLY

4           SOURCE OF FUNDS
Not applicable.

5           CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
           ITEMS 2(d) or 2(e)                                 / /

6           CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

7           SOLE VOTING POWER
39,060,362

8           SHARED VOTING POWER
17,091,231

9           SOLE DISPOSITIVE POWER
39,060,362

10           SHARED DISPOSITIVE POWER
17,091,231

11           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
56,151,593

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	/ /

13           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
48.45%

14           TYPE OF REPORTING PERSON
PN

SCHEDULE 13D

CUSIP No. 029169 10 9

1           NAME OF REPORTING PERSON
Highcrest Investors Corp.

2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)           /x/
(b)            / /

3           SEC USE ONLY

4           SOURCE OF FUNDS
Not applicable.

5           CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
           ITEMS 2(d) or 2(e)                                 / /

6           CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

7           SOLE VOTING POWER
11,636,143

8           SHARED VOTING POWER
0

9           SOLE DISPOSITIVE POWER
11,636,143

10           SHARED DISPOSITIVE POWER
0

11           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11,636,143

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	/ /

13           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
10.04%

14           TYPE OF REPORTING PERSON
CO

SCHEDULE 13D

CUSIP No. 029169 10 9

1           NAME OF REPORTING PERSON
Icahn Management LP

2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)           /x/
(b)           / /

3           SEC USE ONLY

4           SOURCE OF FUNDS
Not applicable.

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) / /

6           CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

7           SOLE VOTING POWER
4,169,487

8           SHARED VOTING POWER
0

9           SOLE DISPOSITIVE POWER
4,169,487

10           SHARED DISPOSITIVE POWER
0

11           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
4,169,487

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	/ /

13           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
3.60%

14           TYPE OF REPORTING PERSON
PN

SCHEDULE 13D

CUSIP No. 029169 10 9

1           NAME OF REPORTING PERSON
Modal LLC

2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)           /x/
(b)           / /

3           SEC USE ONLY

4           SOURCE OF FUNDS
Not applicable.

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) / /

6           CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

7           SOLE VOTING POWER
687,908

8           SHARED VOTING POWER
0

9           SOLE DISPOSITIVE POWER
687,908

10           SHARED DISPOSITIVE POWER
0

11           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
687,908

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	/ /

13           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0.59%

14           TYPE OF REPORTING PERSON
OO

SCHEDULE 13D

CUSIP No. 029169 10 9

1           NAME OF REPORTING PERSON
 Thornwood Associates Limited Partnership

2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)           /x/
(b)           / /

3           SEC USE ONLY

4           SOURCE OF FUNDS
Not applicable.

5           CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
           ITEMS 2(d) or 2(e)                                / /

6           CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

7           SOLE VOTING POWER
5,160,259

8           SHARED VOTING POWER
0

9           SOLE DISPOSITIVE POWER
5,160,259

10           SHARED DISPOSITIVE POWER
0

11           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
5,160,259

12           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
SHARES                      / /

13           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
4.45%

14           TYPE OF REPORTING PERSON
PN

SCHEDULE 13D

CUSIP No. 029169 10 9

1           NAME OF REPORTING PERSON
Starfire Holding Corporation

2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)           /x/
(b)           / /

3           SEC USE ONLY

4           SOURCE OF FUNDS
Not applicable.

5           CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
           ITEMS 2(d) or 2(e)                                 / /

6           CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

7           SOLE VOTING POWER
0

8           SHARED VOTING POWER
11,636,143

9           SOLE DISPOSITIVE POWER
0

10           SHARED DISPOSITIVE POWER
11,636,143

11           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11,636,143

12           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
           SHARES                      / /

13           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
10.04%

14           TYPE OF REPORTING PERSON
CO

SCHEDULE 13D

CUSIP No. 029169 10 9

1           NAME OF REPORTING PERSON
Little Meadow Corp.

2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)            /x/
(b)           / /

3           SEC USE ONLY

4           SOURCE OF FUNDS
Not applicable.

5           CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
           ITEMS 2(d) or 2(e)                                           / /

6           CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

7           SOLE VOTING POWER
0

8           SHARED VOTING POWER
71,132,933

9           SOLE DISPOSITIVE POWER
0

10           SHARED DISPOSITIVE POWER
71,132,933

11           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
71,132,933

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	/ /

13           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
61.37%

14           TYPE OF REPORTING PERSON
CO

SCHEDULE 13D

CUSIP No. 029169 10 9

1           NAME OF REPORTING PERSON
CCI Manager LLC

2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)           /x/
(b)           / /

3           SEC USE ONLY

4           SOURCE OF FUNDS
Not applicable.

5           CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
           ITEMS 2(d) or 2(e)                                 / /

6           CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

7           SOLE VOTING POWER
0

8           SHARED VOTING POWER
4,169,487

9           SOLE DISPOSITIVE POWER
0

10           SHARED DISPOSITIVE POWER
4,169,487

11           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
4,169,487

12           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
           SHARES                      / /

13           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
3.60%

14           TYPE OF REPORTING PERSON
OO

SCHEDULE 13D

CUSIP No. 029169 10 9

1           NAME OF REPORTING PERSON
Carl C. Icahn

2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)           /x/
(b)           / /

3           SEC USE ONLY

4           SOURCE OF FUNDS
Not applicable.

5           CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
           ITEMS 2(d) or 2(e)                                / /

6           CITIZENSHIP OR PLACE OF ORGANIZATION
United States of America

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

7           SOLE VOTING POWER
0

8           SHARED VOTING POWER
101,872,909

9           SOLE DISPOSITIVE POWER
0

10           SHARED DISPOSITIVE POWER
101,872,909

11           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
101,872,909

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	/ /

13           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
87.90%

14           TYPE OF REPORTING PERSON
IN

SCHEDULE 13D - Amendment No. 36

Item 1.  Security and Issuer

The Schedule 13D filed with the U.S. Securities and Exchange Commission ("SEC") on September 24, 1990, as previously amended (the “Initial 13D”), is hereby further amended to furnish the additional information set forth in this Amendment No. 36 to the Initial 13D. All capitalized terms contained herein but not otherwise defined shall have the meanings ascribed to such terms in the Initial 13D. This filing relates to the depositary units of the Issuer, Icahn Enterprises L.P., a Delaware Limited Partnership (the “Depositary Units”). The address of the principal executive office of the Issuer is 767 Fifth Avenue, 47th Floor, New York, NY 10153.

Item 5.  Interest in Securities of the Issuer

Items 5(a) and 5(b) of the Initial 13D are hereby amended and restated as follows:

(a) After taking into account the receipt by the Reporting Persons of regular quarterly distributions of Depositary Units and the issuance by the Issuer of Depositary Units pursuant to a recent public offering, the Reporting Persons may be deemed to beneficially own, in the aggregate, 101,872,909 Depositary Units, representing approximately 87.90% of the Issuer's outstanding Depositary Units (based upon: (i) the 113,900,309 Depositary Units stated to be outstanding as of November 1, 2013 by the Issuer in the Issuer's Form 10-Q filing filed with the Securities and Exchange Commission on November 4, 2013; and (ii) the 2,000,000 Depositary Units issued pursuant to the Issuer’s public offering which closed on December 13, 2013).

(b) Barberry has sole voting power and sole dispositive power with respect to 3,453,947 Depositary Units, representing approximately 2.98% of the Issuer's outstanding Depositary Units. Pursuant to Rule 13d-3(a) under the Exchange Act, Mr. Icahn (by virtue of his relationship to Barberry) may be deemed to indirectly beneficially own the Depositary Units which Barberry owns. Mr. Icahn disclaims beneficial ownership of the Depositary Units for all other purposes.

Caboose has sole voting power and sole dispositive power with respect to 3,482,165 Depositary Units, representing approximately 3.00% of the Issuer's outstanding Depositary Units. Pursuant to Rule 13d-3(a) under the Exchange Act, each of Barberry and Mr. Icahn (by virtue of their relationships to Caboose) may be deemed to indirectly beneficially own the Depositary Units which Caboose owns. Each of Barberry and Mr. Icahn disclaims beneficial ownership of the Depositary Units for all other purposes.

CCI Offshore has sole voting power and sole dispositive power with respect to 2,150,067 Depositary Units, representing approximately 1.86% of the Issuer's outstanding Depositary Units. Pursuant to Rule 13d-3(a) under the Exchange Act, each of Barberry and Mr. Icahn (by virtue of their relationships to CCI Offshore) may be deemed to indirectly beneficially own the Depositary Units which CCI Offshore owns. Each of Barberry and Mr. Icahn disclaims beneficial ownership of the Depositary Units for all other purposes.

CCI Onshore has sole voting power and sole dispositive power with respect to 17,091,231 Depositary Units, representing approximately 14.75% of the Issuer's outstanding Depositary Units. Pursuant to Rule 13d-3(a) under the Exchange Act, each of High Coast, Little Meadow and Mr. Icahn (by virtue of their relationships to CCI Onshore) may be deemed to indirectly beneficially own the Depositary Units which CCI Onshore owns. Each of High Coast, Little Meadow and Mr. Icahn disclaims beneficial ownership of the Depositary Units for all other purposes.

Gascon has sole voting power and sole dispositive power with respect to 14,981,340 Depositary Units, representing approximately 12.93% of the Issuer's outstanding Depositary Units. Pursuant to Rule 13d-3(a) under the Exchange Act, each of Little Meadow and Mr. Icahn (by virtue of their relationships to Gascon) may be deemed to indirectly beneficially own the Depositary Units which Gascon owns. Each of Little Meadow and Mr. Icahn disclaims beneficial ownership of the Depositary Units for all other purposes.

High Coast has sole voting power and sole dispositive power with respect to 39,060,362 Depositary Units, representing approximately 33.70% of the Issuer's outstanding Depositary Units. Pursuant to Rule 13d-3(a) under the Exchange Act, each of Little Meadow and Mr. Icahn (by virtue of their relationships to High Coast) may be deemed to indirectly beneficially own the Depositary Units which High Coast owns. Each of Little Meadow and Mr. Icahn disclaims beneficial ownership of the Depositary Units for all other purposes.

Highcrest has sole voting power and sole dispositive power with respect to 11,636,143 Depositary Units, representing approximately 10.04% of the Issuer's outstanding Depositary Units. Pursuant to Rule 13d-3(a) under the Exchange Act, each of Starfire and Mr. Icahn (by virtue of their relationships to Highcrest) may be deemed to indirectly beneficially own the Depositary Units which Highcrest owns. Each of Starfire and Mr. Icahn disclaims beneficial ownership of the Depositary Units for all other purposes.

Icahn Management has sole voting power and sole dispositive power with respect to 4,169,487 Depositary Units, representing approximately 3.60% of the Issuer's outstanding Depositary Units. Pursuant to Rule 13d-3(a) under the Exchange Act, each of CCI Manager and Mr. Icahn (by virtue of their relationships to Icahn Management) may be deemed to indirectly beneficially own the Depositary Units which Icahn Management owns. Each of CCI Manager and Mr. Icahn disclaims beneficial ownership of the Depositary Units for all other purposes.

Modal has sole voting power and sole dispositive power with respect to 687,908 Depositary Units, representing approximately 0.59% of the Issuer's outstanding Depositary Units. Pursuant to Rule 13d-3(a) under the Exchange Act, Mr. Icahn (by virtue of his relationship to Modal) may be deemed to indirectly beneficially own the Depositary Units which Modal owns. Mr. Icahn disclaims beneficial ownership of the Depositary Units for all other purposes.

Thornwood has sole voting power and sole dispositive power with respect to 5,160,259 Depositary Units, representing approximately 4.45% of the Issuer's outstanding Depositary Units. Pursuant to Rule 13d-3(a) under the Exchange Act, each of Barberry and Mr. Icahn (by virtue of their relationships to Thornwood) may be deemed to indirectly beneficially own the Depositary Units which Thornwood owns. Each of Barberry and Mr. Icahn disclaims beneficial ownership of the Depositary Units for all other purposes.

SIGNATURES

After reasonable inquiry and to the best of the knowledge and belief of each of the undersigned, each of the undersigned certifies that the information set forth in this statement on Schedule 13D concerning the depositary units representing limited partner interests in Icahn Enterprises L.P., a Delaware limited partnership, is true, complete and correct.

Dated: December 13, 2013

BARBERRY CORP.

By: /s/ Edward E. Mattner
Name: Edward E. Mattner
Title: Authorized Signatory

CABOOSE HOLDING LLC

By: /s/ Keith Cozza
Name: Keith Cozza
Title: Treasurer

CCI MANAGER LLC

By: /s/ Edward E. Mattner
Name: Edward E. Mattner
Title: Authorized Signatory

CCI OFFSHORE LLC
By: Barberry Corp., its sole member

By: /s/ Edward E. Mattner
Name: Edward E. Mattner
Title: Authorized Signatory

CCI ONSHORE LLC
By: High Coast Limited Partnership, its sole member
By: Little Meadow Corp., its general partner

By: /s/ Edward E. Mattner
Name: Edward E. Mattner
Title: Authorized Signatory

GASCON PARTNERS
By: Little Meadow Corp.
Its: Managing General Partner

By: /s/ Edward E. Mattner
Name: Edward E. Mattner
Title: Authorized Signatory

HIGH COAST LIMITED PARTNERSHIP
By: Little Meadow Corp.
Its: General Partner

By: /s/ Edward E. Mattner
Name: Edward E. Mattner
Title: Authorized Signatory

HIGHCREST INVESTORS CORP.

By: /s/ Keith Cozza
Name: Keith Cozza
Title: Vice President

ICAHN MANAGEMENT LP

By: /s/ Edward E. Mattner
Name: Edward E. Mattner
Title: Authorized Signatory

LITTLE MEADOW CORP.

By: /s/ Edward E. Mattner
Name: Edward E. Mattner
Title: Authorized Signatory

MODAL LLC

By: /s/ Edward E. Mattner
Name: Edward E. Mattner
Title: Vice President

STARFIRE HOLDING CORPORATION

By: /s/ Keith Cozza
Name: Keith Cozza
Title: Authorized Signatory

THORNWOOD ASSOCIATES LIMITED PARTNERSHIP
By: Barberry Corp., its general partner

By: /s/ Edward E. Mattner
Name: Edward E. Mattner
Title: Authorized Signatory

/s/ Carl C. Icahn
CARL C. ICAHN

[Signature Page for Amendment No. 36 to Icahn Enterprises Schedule 13D]